Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

LICENSE AGREEMENT

by and between

NEUROVIVE PHARMACEUTICAL AB

and

ONCORE BIOPHARMA, INC.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 LICENSE AND INTELLECTUAL PROPERTY OWNERSHIP		12
2.1	License Grant to OnCore.	12
2.2	Sublicenses.	12
2.3	Exclusivity.	13
2.4	Ownership of and Rights to Intellectual Property.	13
2.5	Option to Reserved Rights.	14
2.6	No Other Rights.	14

ARTICLE 3 TRANSITION ASSISTANCE; COORDINATION OF API SUPPLY		14
3.1	Transition Assistance.	14
3.2	Coordination of Supply and Clinical Supplies.	15

ARTICLE 4 JOINT STEERING COMMITTEE		15
4.1	Joint Steering Committee.	15

ARTICLE 5 DEVELOPMENT AND RELATED DILIGENCE		17
5.1	Development of the Licensed Product.	17
5.2	Updates to Development Plan.	17
5.3	Regulatory Matters.	17
5.4	Third Parties.	18

ARTICLE 6 COMMERCIALIZATION AND RELATED DILIGENCE		18
6.1	Diligence in Commercialization.	18
6.2	Commercialization.	18
6.3	Commercialization Plan.	18
6.4	Commercial Manufacturing and Supply.	19
6.5	Medical and Scientific Affairs.	19

ARTICLE 7 FINANCIAL PROVISIONS		19
7.1	Initial License Fee.	19
7.2	Initial Public Offering.	19
7.3	Milestones	19
7.4	Royalties.	21
7.5	Payment Provisions.	22
7.6	Maintenance of Records; Audits.	22

i

ARTICLE 8 INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS		24
8.1	Filing, Prosecution and Maintenance of Patent Rights.	24
8.2	Enforcement of Patent Rights.	26
8.3	Claimed Infringement of Third Party Rights.	28
8.4	Product Trademarks.	30
8.5	Patent Term Extensions in the Territory.	30

ARTICLE 9 CONFIDENTIALITY		30
9.1	Confidential Information.	30
9.2	Public Announcements and Use of Names.	31

ARTICLE 10 TERM AND TERMINATION		31
10.1	Term.	31
10.2	Termination for Cause.	32
10.3	Termination for Convenience.	34
10.4	Termination for Clinical Failure.	35
10.5	Rights in Bankruptcy.	35
10.6	Return of Confidential Information.	36
10.7	Effect of Expiration or Termination; Survival.	36

ARTICLE 11 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		36
11.1	Mutual Representations and Warranties.	36
11.2	NeuroVive Representations and Warranties.	38
11.3	Warranty Disclaimer.	40
11.4	No Consequential Damages.	41
11.5	Indemnification and Insurance.	41

ii

ARTICLE 12 MISCELLANEOUS PROVISIONS		42
12.1	Governing Law.	42
12.2	Arbitration; Service of Process.	42
12.3	Assignment.	43
12.4	Amendments.	43
12.5	Notices.	43
12.6	Force Majeure.	44
12.7	Compliance with Export Regulations.	45
12.8	Independent Contractors.	45
12.9	Further Assurances.	45
12.1	No Strict Construction.	45
12.11	Headings.	45
12.12	No Implied Waivers; Rights Cumulative.	45
12.13	Severability.	45
12.14	No Third Party Beneficiaries.	45
12.15	Dispute Resolution.	46
12.16	Execution in Counterparts.	46
12.17	Specific Performance.	46

Schedules

Schedule 1.43 – NeuroVive Patent Rights

Schedule 1.44 – NV556 Structure

Schedule 9.2 – Press Release

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”) dated the 8th day of September 2014 (the “Effective Date”) is by and between NeuroVive Pharmaceutical AB, a company organized under the laws of Sweden (“NeuroVive”), and OnCore Biopharma, Inc., a Delaware corporation  (“OnCore”).  NeuroVive and OnCore may each be referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, NeuroVive is in the business of developing and commercializing cyclophilin inhibitors and have acquired a compound series with antiviral activity that are encompassed in the Licensed Patents (as defined below);

WHEREAS, OnCore is in the business of discovering, developing and commercializing therapies for liver and viral diseases and desires to develop one or more compounds within the Licensed Compound Series as Licensed Products (each as defined below) for oral treatment of Hepatitis B and at OnCore’s option, other anti-viral indications;

WHEREAS, this Agreement sets forth the terms and conditions under which NeuroVive will license the Licensed Patents and the Licensed Know-How (as defined below) to OnCore such that OnCore can develop and, if successful, commercialize Licensed Products in the Field (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this ARTICLE 1:

1.1. “Acquirer Intellectual Property” means the Patent Rights and Know-How owned or controlled by a Third Party acquirer of NeuroVive or OnCore, as the case may be, immediately prior to a Change of Control transaction, and Improvements thereto following the effective date of such Change of Control.

1.2. “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person.  A Person shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).  Notwithstanding the foregoing, with respect to OnCore, “Affiliate” does not include any stockholder of OnCore as of the Effective Date; provided however, that for purposes of Article 9, stockholders of OnCore as of the Effective Date (including any respective subsidiaries of such stockholders, as applicable) shall be included as Affiliates.

1.3. “API” means active pharmaceutical ingredient.

1.4. “Applicable Law” means the laws, rules and regulations applicable to either Party, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities applicable to the Development, Manufacturing or Commercialization of Licensed Products, that may be in effect from time to time in the Territory.

1.5. “Asia” means China, Japan, South Korea, Taiwan and Singapore.

1.6. “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.7. “Blocking Patent” means any Patent Rights owned or controlled by a Third Party with respect to which Patent Rights an assertion is made by such Third Party that (i) the composition of the Licensed Product, (ii) the formulation of the Licensed Product transferred to OnCore under ARTICLE 3, or (iii) the use of a Licensed Product in the Field infringes such Third Party’s Patent Rights in the Territory in the Field.

1.8. “Business Day” means (a) in the case of OnCore, a day on which banking institutions in New York, New York are open for business and (b) in the case of NeuroVive, a day on which banking institutions in Stockholm, Sweden are open for business.

1.9. “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.10. “CMC” means chemistry, manufacturing and controls.

1.11. “Combination Product” means (a) any Licensed Product that contains a Licensed Compound Series compound combined with one or more other APIs that are not within the Licensed Compound Series or (b) any package containing a Licensed Product combined with another therapeutic, prophylactic or diagnostic product or with a measurement, monitoring or delivery device, where the package is sold as one (1) stock keeping unit.

1.12. “Commercialization” means any and all activities constituting using, marketing, promoting, distributing, offering for sale and selling a Licensed Product in the Field in the Territory and shall include, but not be limited to, activities required to fulfill ongoing post-approval regulatory obligations, including adverse event reporting and sales force training.  When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.13. “Commercially Reasonable Efforts” means the efforts and resources that would normally be exerted or employed by a similarly situated biopharmaceutical company for a product of similar commercial or strategic importance, and at a similar stage of its product life, based on conditions then prevailing, taking into consideration safety and efficacy, development costs, the anticipated prescription label and all other relevant factors; in the context of Commercialization, marketing and sales efforts are undertaken with an aim to maximize lawful sales of Licensed Products in the approved indication(s) in the relevant jurisdiction.

1.14.  “Confidential Information” means, with respect to each Party, proprietary data or information that belong in whole or in part to such Party, its Affiliates or sublicensees, including, without limitation, (a) all NeuroVive Intellectual Property and OnCore Intellectual Property, (b) any information designated as Confidential Information of such Party hereunder, in all cases that, if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described in reasonable detail in a written notice sent by the Disclosing Party to the Receiving Party within thirty (30) days of the oral or visual disclosure requesting that such information be treated as Confidential Information hereunder and (c) all information that a reasonable person would understand to be confidential or proprietary in nature, whether or not marked as such.

1.15. “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 4, 2014, between NeuroVive and OnCore.

1.16. “Contract Quarters” means the successive three (3) month periods in each Contract Year ending on March 31, June 30, September 30 or December 31.

1.17. “Contract Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year, provided, however, that the first Contract Year shall be the period of time beginning on the Effective Date and ending on December 31, 2014.  Each Contract Year, except the first Contract Year, shall be divided into four (4) Contract Quarters.

1.18. “Control” or “Controlled” means with respect to any (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating any Third Party rights thereto or the terms of any agreement or other arrangement with any Third Party existing before or after the Effective Date.

1.19. “Development” means all pre-clinical, clinical, CMC and regulatory activities with respect to a Licensed Product in the Field and in the Territory from the Effective Date until Regulatory Approval of such Licensed Product is obtained for the indication under study.  When used as a verb, “Develop” shall mean to engage in Development.

1.20. “Development Costs” means, with respect to a Licensed Product, the costs and expenses incurred in conducting Development activities from the Effective Date through the later of (a) the date of the last Regulatory Approval obtained in the Territory for such Licensed Product, or (b) the date of termination of Development of the final indication for which Regulatory Approval is to be sought in the Territory.

1.21. “Development Plan” means a written plan in reasonable detail covering the period from the Effective Date through Regulatory Approval for (i) in the case of OnCore, the Development of the first Licensed Product for the Hepatitis B Indication, and in the case of NeuroVive, the Development of Licensed Products outside the Field, in each case including, but not limited to, activities designed to generate the preclinical, process development/manufacturing/scale-up, clinical and regulatory plans and information required for filing Regulatory Approval Applications, and (ii) preparation and submission of Regulatory Approval Applications.

1.22. “EMA” means the European Medicines Agency or a successor agency in the European Union with responsibilities comparable to those of the European Medicines Agency.

1.23. “Executive Officers” means the Chief Executive Officer of OnCore (or an executive of OnCore designated by such Chief Executive Officer) and the Chief Executive Officer of NeuroVive (or an executive of NeuroVive designated by such Chief Executive Officer).

1.24. “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

1.25. “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.26. “Field” means the Hepatitis B Indication and such other indications licensed to OnCore under Section 2.5.

1.27. “First Commercial Sale” means, with respect to a given Licensed Product in a country in the Territory, the first commercial sale in an arms-length transaction of such Licensed Product to a Third Party by or on behalf of OnCore, its Affiliate or its sublicensee in such country following receipt of applicable Regulatory Approval of such Licensed Product in such country.

1.28. “Gross Sales” for purposes of this Agreement means the amount invoiced by OnCore or its Affiliates or sublicensees (the “Selling Party”) for sales of Licensed Products to a Third Party purchaser, less taxes, duties or other governmental charges imposed on the sale of Licensed Products and actually paid or accrued by the Selling Party, to the extent billed as a separate line item by the Selling Party to the Third Party purchaser, and calculated in accordance with US GAAP.  To the extent such taxes, duties or governmental charges are based on estimates, such estimates will be adjusted to actual on a periodic basis.  A sale of a Licensed Product is deemed to occur in accordance with US GAAP.

(a)           For sake of clarity and avoidance of doubt, the transfer of a Licensed Product by a Selling Party to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Gross Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Gross Sales Deductions allowed under this Section.

(b)           Notwithstanding the foregoing, subject to Sections 1.28(c) and 1.28(d), in the event a Licensed Product is sold as a Combination Product, Gross Sales, for purposes of determining royalty payments on such Licensed Product, shall be calculated by multiplying the Gross Sales of the Combination Product by the fraction [***].

(c)           With respect to any Combination Product that comprises (i) a Licensed Compound Series compound and (ii) one or more other API, where (x) the other API is not sold separately in the applicable country during the applicable accounting period, or (y) the Licensed Product is not sold separately in the applicable country during the applicable accounting period, then the Gross Sales of such Combination Product shall be determined [***].

(d)           With respect to any Combination Product that comprises a monitoring device, any [***] for such monitoring device shall be fully deductible from the Gross Sales for such Combination Product. Such deduction for the [***] for such monitoring device shall be applied to Gross Sales before any other deductions are taken from Gross Sales.

(e)           Notwithstanding the foregoing, the Parties agree that, for purposes of this Section 1.28, (a) [***] contained in a Licensed Product shall not be deemed to be API but (b) [***] of a Licensed Product such as, without limitation, [***], shall not fall within the aforementioned exception and shall be treated as APIs for purposes of this Section, provided, however, that the Licensed Product cannot be Developed or Commercialized without such [***].

1.29. “Hatch-Waxman Act” means the U.S. Drug Price Competition and Patent Term Restoration Act, as amended from time to time.

1.30. “Hepatitis B Indication” means all uses to treat hepatitis B virus in humans via oral administration.

1.31.  “Improvements” means any and all ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes, or other technology or intellectual property, whether or not patentable or copyrightable, and all Patent Rights and other intellectual property rights in any of the foregoing.

1.32. “IND” means an Investigational New Drug Application, as defined in the FD&C Act, or similar application or submission that is required to be filed with any Regulatory Authority before beginning clinical testing of a Licensed Product in human subjects.

1.33. [***].

1.34. “Joint Intellectual Property” means Patent Rights, Know-How and Improvements created, conceived or reduced to practice jointly by NeuroVive (including its Affiliates, agents, sublicensees (other than OnCore or its Affiliates) and Third Parties acting on their behalf) and OnCore (including its Affiliates, agents, sublicensees (other than NeuroVive or its Affiliates) and Third Parties acting on its behalf) while performing activities under this Agreement.

1.35. “Know-How” means any non-public, proprietary invention, discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data, material, drawings, illustrations or other artwork, technology or other information, whether or not patentable or copyrightable.

1.36. “Licensed Compound Series” means, to the extent enabled in any of the NeuroVive Patent Rights, all sanglifehrin-based cyclophilin inhibitors together with all possible metabolites, isomers, salts, hydrates, polymorphs, crystalline forms, solvates and prodrugs thereof.

1.37. “Licensed Products” means all oral dosage forms of Licensed Compound Series compounds, including any present and future combination products containing a Licensed Compound Series compound as one of the active ingredients, the making, use, offer for sale, sale or import of which would infringe a Valid Claim of any of the NeuroVive Patent Rights in, or misappropriate any intellectual property rights in, the NeuroVive Intellectual Property.  For the avoidance of doubt, Licensed Products includes NVP018.

1.38.  “Manufacturing” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of Licensed Products and its API, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control, whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party. When used as a verb, “Manufacture” shall mean to engage in Manufacturing.

1.39. “NDA” has the meaning set forth in the definition of Regulatory Approval Application.

1.40. “NeuroVive Improvements” means any and all Improvements to the NeuroVive Patent Rights or NeuroVive Know-How created, conceived or reduced to practice solely by NeuroVive, or its Affiliates, agents, or sublicensees (other than OnCore or its Affiliates) or by Third Parties acting on their behalf.

1.41. “NeuroVive Intellectual Property” means NeuroVive Patent Rights, NeuroVive Know-How and NeuroVive Improvements, excluding Acquirer Intellectual Property.

1.42. “NeuroVive Know-How” means Know-How that is (a) Controlled by NeuroVive or any of its Affiliates on or after the Effective Date, (b) related to the Licensed Products, and (c) necessary or useful in connection with the Development, Manufacture, use or Commercialization of any Licensed Product.

1.43. “NeuroVive Patent Rights” means (a) the patents and patent applications listed in Schedule 1.43, (b) any Patent Rights arising from those patents and patent applications during the Term, and (c) any other Patent Rights in the Territory that are Controlled by NeuroVive or any of its Affiliates during the Term (x) with claims covering any composition or method of making or method of using Licensed Compound Series or Licensed Products or (y) that are necessary or useful in connection with the Development, Manufacture, or Commercialization of sanglifehrin-based cyclophilin inhibitors.

1.44. “NVP018” means the Licensed Product containing the Licensed Compound Series compound designated as NV556 (the structure of which is attached to Schedule1.43), which is currently under development by NeuroVive as of the Effective Date.

1.45. “OnCore Improvements” means any and all Improvements to the NeuroVive Intellectual Property, OnCore Patent Rights or OnCore Know-How created, conceived or reduced to practice solely by OnCore, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf, while performing activities under this Agreement.

1.46. “OnCore Intellectual Property” means OnCore Know-How, OnCore Patent Rights and OnCore Improvements, excluding Acquirer Intellectual Property.

1.47. “OnCore Know-How” means Know-How that is (a) either (i) Controlled by OnCore or any of Affiliates on the Effective Date, or (ii) owned by OnCore or any of its Affiliates during the Term, (b) related to the Licensed Product, and (c) is necessary or useful in connection with Development, Manufacture, use or Commercialization of any Licensed Product.

1.48. “OnCore Patent Rights” means any Patent Rights claiming any composition or method of making or method of use of a Licensed Product or otherwise necessary in connection with the Development, Manufacture, use or Commercialization of any Licensed Product, which is (a) Controlled by OnCore or any its Affiliates as of the Effective Date, or (b) owned by OnCore or any of its Affiliates during the Term.

1.49. “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revivals or revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

1.50. “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.51. “Phase Ib Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a “proof on concept” in patients infected with hepatitis B conducted in accordance with 21 C.F.R. § 312.21(a) or other corresponding and similar regulatory requirements prescribed by Regulatory Authorities outside of the US.

1.52. “Phase II Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is an additional determination of safety and efficacy in the target patient population over a range of doses or patients conducted in accordance with 21 C.F.R. § 312.21(b) or other corresponding and similar regulatory requirements prescribed by Regulatory Authorities outside of the US and which enables the initiation of a Phase III Clinical Trial.

1.53. “Phase III Clinical Trial” means a human clinical trial of a Licensed Product that is designed to establish that the Licensed Product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of the Licensed Product or label expansion of the Licensed Product conducted in accordance with 21 C.F.R. § 312.21(c) or other corresponding and similar regulatory requirements prescribed by  Regulatory Authorities outside of the US.

1.54. “Product Labels and Inserts” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Licensed Product, or (b) any written material physically accompanying the Licensed Product, including, without limitation, product package inserts.

1.55. “Product Trademarks” means the trademark(s), service mark(s), accompanying logos, trade dress and/or indicia of origin used in connection with the Commercialization of each Licensed Product in the Territory.  For purposes of clarity, the term Product Trademark(s) shall not include, without limitation, the corporate names and logos of either Party.

1.56. “Promotional Materials” means all written, printed or graphic material, other than Product Labels and Inserts, and all premium items and other materials provided by OnCore for use during details relating to a Licensed Product.

1.57.  “Regulatory Approval” means the approval by the applicable Regulatory Authority for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Licensed Product in a regulatory jurisdiction in the Territory, including, where required, separate pricing and/or reimbursement approvals.

1.58. “Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Licensed Product in the Territory including, without limitation, any type or form of New Drug Application (“NDA”) in the United States, any type or form of marketing authorization application in the European Union, and any similar application to a competent drug regulatory authority in a relevant country or region in the Territory.

1.59. “Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity involved in granting of Regulatory Approval for a Licensed Product in a jurisdiction within the Territory.

1.60. “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary or useful in order to Develop, Manufacture, or Commercialize any Licensed Product in a particular country or regulatory jurisdiction in the Territory.

1.61. “Related Party” means OnCore’s Affiliates and permitted sublicensees.

1.62. “Reserved Rights” shall mean rights to Develop, have Developed, Manufactured or have Manufactured, Commercialize or have Commercialized any Licensed Product anywhere in the world for indications involving the treatment of viral diseases other than hepatitis B virus.

1.63. “Royalty Term” means, with respect to each Licensed Product, for each country in the Territory, the period of time commencing on the date of First Commercial Sale of such Licensed Product in such country and extending until the earlier of (a) the termination of this Agreement pursuant to and to the extent set forth in ARTICLE 10, or (b) the date on which the Manufacture, use or Commercialization of any Licensed Product is no longer covered by a Valid Claim of NeuroVive Patent Rights in such country.

1.64. “Territory” means the world.

1.65. “Third Party” means any Person other than a Party or any of its Affiliates.

1.66. “Third Party Technology” means any Patent Rights, Know-How, inventions, or other intellectual property owned or controlled by a Third Party but not Controlled by a Party or its Affiliates.

1.67. “US” means the United States of America, including its territories and possessions.

1.68. “US GAAP” means the US generally accepted accounting principles, as consistently applied.

1.69. “Valid Claim” means a claim of (a) an issued and unexpired Patent Right, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application for a patent included within the Patent Rights and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken or pending for longer than seven (7) years in a patent application or its parent patent applications.

1.70. Additional Definitions.  The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Defined Term	Section Reference
“Action”	12.2.1
“Agreement”	Preamble
“Anti-Bribery Laws”	11.1.5
“Audited Party”	7.6.2
“Blocking Patent Claims”	8.3.3(b)
“Breaching Party”	10.2.1
“Co-Chairperson”	4.1.1(b)
“Commercialization Plan”	6.3
“Date of Notice”	10.2.1(a)
“Disclosing Party”	9.1
“Early Termination”	10.3.1(a)
“Effective Date”	Preamble
“Efficacy Failure”	10.4.1

“Generic Entry”	10.3.1
“Holdback Extension”	7.2
“Holdback Period”	7.2
“Indemnitee”	11.5.3
“Infringement Claim”	8.3.1
“Infringement Defense Costs”	8.3.2
“IP”	10.5
“JSC”	4.1.1
“Joint Steering Committee”	4.1.1
“Losses”	11.5.1
“Milestone Event”	7.3
“Milestone Payment”	7.3
“NeuroVive”	Preamble
“NeuroVive Indemnitees”	11.5.1
“OnCore”	Preamble
“OnCore Indemnitees”	11.5.2
“OnCore Securities”	7.2
“Option Notice”	2.5
“Party”	Preamble
“Prosecuting Party”	8.1.1(b)
“Receiving Party”	9.1
“Safety Failure”	10.4.1
“Sale Transaction”	7.2
“Securities Act”	11.2.8
“SPC”	8.5
“Taxes”	7.5.1
“Term”	10.1
“Transition Assistance”	3.1.2
“Transition Term”	3.1.1

ARTICLE 2
LICENSE AND INTELLECTUAL PROPERTY OWNERSHIP

2.1 License Grant to OnCore.

Subject to the terms and conditions of this Agreement, NeuroVive hereby grants OnCore: (a) an exclusive license (even as to NeuroVive), with the right to sublicense as provided in Section 2.2, under the NeuroVive Intellectual Property to Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized the Licensed Products in the Field in the Territory; provided that NeuroVive reserves for itself the right to Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized the Licensed Products outside the Field; and (b) a non-exclusive, royalty-free right and license and right of reference, with the right to sublicense, under NeuroVive’s or its Affiliates rights, titles and interests in and to any Regulatory Materials solely for OnCore to Develop, have Developed, Manufacture, have Manufactured and Commercialize and have Commercialized the Licensed Products in the Field.

2.2 Sublicenses.

2.2.1 Right to Sublicense.  OnCore may sublicense the rights granted to it under Section 2.1 to one or more of its Affiliates or Third Parties at any time.  OnCore shall use Commercially Reasonable Efforts to ensure that any such Third Party to which it grants a sublicense is financially sound and able to meet the obligations of any sublicense agreement.  OnCore shall remain responsible for the performance of its obligations under this Agreement, including the performance of its sublicensees, particularly with respect to all payments due hereunder, whether or not such payments are made by the sublicensing Party, its Affiliates or its sublicensees.  OnCore shall provide reasonable advance notice of any such sublicense to NeuroVive and shall, upon request, provide NeuroVive the opportunity to review the sublicense agreement.  All such notices of sublicenses shall be deemed to be Confidential Information of the OnCore subject to the provisions of ARTICLE 9 whether or not so marked, and NeuroVive shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than for the purposes of Section 2.2.3, except (a) to the extent required under applicable securities and other laws, and (b) to attorneys, accountants and other advisors, and to existing and prospective investors, lenders, licensees or collaborators, subject to commercially reasonable precautions to protect the confidentiality of the information.  Notwithstanding the foregoing, in the event that any such sublicense would convey substantially all rights granted to OnCore under this Agreement, such sublicense shall not be effective without the prior written consent of NeuroVive, such consent not to be unreasonably withheld or delayed.

2.2.2 Terms.  Each sublicense granted by OnCore under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement.  Agreements with any Commercializing sublicensee shall contain the following provisions:  (a) a requirement that such sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 7.6; and (c) a requirement that such sublicensee comply with the confidentiality and non-use provisions of ARTICLE 9 with respect to both Parties’ Confidential Information.

2.2.3 Effect of Termination on Sublicenses.  If this Agreement terminates for any reason, OnCore shall use its Commercially Reasonable Efforts to assign to NeuroVive or its designee OnCore’s rights, obligations, and interest under and in any agreement it has with a sublicensee from the effective date of such termination; provided, however, that such sublicensee is not in breach of its sublicense agreement and such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by OnCore; and provided, further, that NeuroVive shall not be liable for, and shall be indemnified and held harmless by OnCore against, any and all liability arising under the sublicense agreement prior to the effective date of such termination, and that the terms of the sublicense shall not apply to NeuroVive and shall terminate to the extent that they are inconsistent with the terms of this Agreement or impose obligations on NeuroVive beyond the obligations set forth in this Agreement.

2.3 Exclusivity.

During the Term, NeuroVive shall not, and shall cause its Affiliates to not, whether directly or indirectly (including via licensing), Develop, have Developed, Manufacture, have Manufactured, Commercialize or have Commercialized any Licensed Compound Series compound (a) in any dosage form for use involving the treatment of hepatitis B virus in humans or (b) for use in the Field (as may be expanded in accordance with Section 2.5 below).

2.4 Ownership of and Rights to Intellectual Property.

2.4.1 OnCore Intellectual Property.  OnCore is and shall remain the sole owner of the OnCore Intellectual Property.  OnCore shall solely control the prosecution of OnCore Patent Rights.

2.4.2 NeuroVive Intellectual Property.  NeuroVive is and shall remain the sole owner of the NeuroVive Intellectual Property. NeuroVive shall solely control the prosecution of NeuroVive Patent Rights.

2.4.3 Joint Intellectual Property.  OnCore and NeuroVive shall jointly own all Joint Intellectual Property and neither OnCore nor NeuroVive shall endeavor to make any use of the Joint Intellectual Property to the detriment of the other party during the Term.  The Parties shall jointly control the prosecution of any Patent Rights within the Joint Intellectual Property during the Term through the Patent Steering Committee (as defined below).

2.4.4 Each Party shall require its employees, consultants and relevant independent contractors to enter into a written agreement that assigns to such Party all right, title and interest in and to all Intellectual Property created, conceived or reduced to practice on behalf of such Party by such employees, consultants and independent contractors.

2.5 Option to Reserved Rights.

NeuroVive shall not, and shall cause its Affiliates not to, grant to any Third Party any Reserved Rights, except in accordance with this Section 2.5.  NeuroVive hereby grants to OnCore a right of first option to obtain any Reserved Rights under this Agreement in accordance with this Section 2.5.  OnCore may, at any time during the Term, give written notice to NeuroVive that it wishes to exercise its option to include under this Agreement any Reserved Rights solely with respect to oral routes of administration.  Such notice shall set forth the virus or viruses to which such option shall apply.  As of the date of any such notice, the definition of Field shall be deemed to include the Reserved Rights that are the subject of such notice.  In the event NeuroVive elects to (a) grant to any Affiliate or Third Party or (b) itself develop any Reserved Rights with respect to non-oral routes of administration, NeuroVive shall promptly notify OnCore (each, an “Option Notice”) and upon receipt of any such Option Notice, OnCore shall have ninety (90) days in which to notify NeuroVive whether it wishes to exercise its option to include such Reserved Rights under this Agreement.  Upon receipt of timely notice given to NeuroVive that OnCore wishes to exercise such option, then the definition of Field shall be deemed to include the Reserved Rights subject to the applicable Option Notice as of the date of OnCore’s notice of exercise.  If OnCore does not respond to the Option Notice within the ninety (90) day period, then NeuroVive shall be free to grant a license to any Third Party only with respect to the Reserved Rights that were the subject of the Option Notice.

2.6 No Other Rights.

Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

ARTICLE 3
TRANSITION ASSISTANCE; COORDINATION OF API SUPPLY

3.1 Transition Assistance.

3.1.1 Transition Term.  During the [***] period following the Effective Date (the “Transition Term”), NeuroVive will provide Transition Assistance to OnCore.  The Transition Term may be extended by the mutual, written consent of both Parties upon terms including compensation to be negotiated in good faith.

3.1.2 Transition Assistance.  During the Transition Term, NeuroVive shall use its Commercially Reasonable Efforts to provide assistance to OnCore, at no out-of-pocket cost to OnCore (except as set forth below), to effect the orderly transfer of the Licensed Product and related documentation to OnCore (the “Transition Assistance”).  Such Transition Assistance shall include, without limitation, within [***] after the Effective Date complete transfer of the following: (A) in whatever medium is most efficient for the Parties (i) all compound structures, (ii) all NeuroVive Know-How; and (B) reasonable quantities of all available physical samples of Licensed Compound Series that exist on the Effective Date.  For the avoidance of doubt, the scope of the information to be transferred pursuant to this Section 3.1.2 shall be of sufficient detail to enable a technician of ordinary skill in the art to use the information after a reasonable period of adaptation.

3.2 Coordination of Supply and Clinical Supplies.

3.2.1 Subject to the availability of API, OnCore may purchase from NeuroVive, and on request of OnCore NeuroVive shall supply, such quantities of the API used in NVP018 as OnCore may require at NeuroVive’s actual acquisition cost without markup.  NeuroVive will supply receipts and/or invoices evidencing such acquisition cost.  Alternatively, OnCore may purchase such API or cGMP clinical supplies of Licensed Product directly from NeuroVive’s then-current supplier at the same price as NeuroVive obtains from such supplier, and NeuroVive shall be responsible to ensure that such supplier extends the same price to OnCore as it does to NeuroVive for manufacture at that scale or batch size.  On a Calendar Quarterly basis, the Parties will communicate to each other their estimated requirement for such API requirements.

3.2.2 Notwithstanding anything to the contrary in this Agreement, OnCore may source API, all other components of a Licensed Product, all clinical supplies of Licensed Product and all Development activities for Licensed Product (such as strain and process improvements) via [***], or other vendors selected by OnCore.  However, until [***], NeuroVive shall not be required to supply a sample of the bacterial strain used in the Manufacture of API for NVP018.  Following [***], NeuroVive shall supply to OnCore, without cost, viable and specification-compliant samples of the bacterial strain used in the Manufacture of API for NVP018.

ARTICLE 4
JOINT STEERING COMMITTEE

4.1 Joint Steering Committee.

4.1.1 Establishment of JSC. As soon as practicable and no later than sixty (60) days after the Effective Date, the Parties shall establish a committee to facilitate monitoring certain activities relating to Developing and Commercializing Licensed Products (the “Joint Steering Committee” or “JSC”) as follows:

(a) Composition of the Joint Steering Committee.  The JSC shall be comprised of three (3) representatives from each of the Parties.  Each representative shall be an individual of suitable authority and seniority with significant experience or expertise in biopharmaceutical drug development.  Each Party shall appoint its respective initial representatives to the JSC within sixty (60) days after the Effective Date, and may from time to time substitute its representatives, in its sole discretion, effective upon written notice to the other Party of such change.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives’ and consultants’ being bound by confidentiality obligations at least as strict as those contained in ARTICLE 9.  Each Party shall bear its own expenses relating to attendance at such meetings by its representatives and consultants.

(b) Chairperson.  Each Party shall designate one of its representatives to be a Co-Chairperson.  Each Co-Chairperson shall conduct the following activities of the Joint Steering Committee cooperatively (the “Co-Chairperson”):  (i) scheduling meetings of the JSC; (ii) setting agendas for meetings with solicited input from representatives of each Party; (iii) preparing and confirming minutes of the meetings, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations made by the JSC; and (iv) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.

(c) Meetings.  The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice per Contract Year, at such locations as are determined by the JSC.  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.

(d) Responsibilities.  The JSC shall have the following responsibilities: (i) reviewing Development Plans and amendments and updates thereto; (ii) reviewing regulatory strategy and clinical development strategy; (iii) monitoring Development activities for Licensed Products undertaken by either Party, including, without limitation, monitoring the progress in its conduct of the Development Plans; (iv) reviewing Commercialization Plans and amendments and updates thereto; (v) monitoring Commercialization activities for Licensed Products undertaken by either Party; and (vi) performing such other activities that the Parties mutually agree shall be the responsibility of the JSC.

4.1.2 Appointment of Subcommittees and Project Teams.  The JSC shall be empowered to create such subcommittees of itself and other additional project teams as it may deem appropriate or necessary and may elect to delegate responsibilities to such subcommittees or additional project teams as it may from time to time deem appropriate.  Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Agreement.  Notwithstanding the foregoing, no subcommittee or project team shall have authority to make any decision binding upon the JSC or the Parties.  Any such subcommittee or project team shall be governed by the terms of this Section 4.1 as the same apply to the JSC.

(a) The JSC shall establish, no later than its first meeting, a subcommittee to monitor and manage, in the mutual best interest of the Parties, the filing, prosecution and maintenance of all Patent Rights within the Joint Intellectual Property (the “Patent Steering Committee”).  The Patent Steering Committee shall be composed of two (2) representatives of each of the Parties, who may or may not also be members of the JSC.  The Patent Steering Committee shall have the following responsibilities solely with respect to Patent Rights within Joint Intellectual Property: (i) review, suggest revisions to and approve the filing of draft patent applications, including the claims therein; (ii) review and approve the non-PCT and PCT countries into which patent applications are filed; (iii) review office actions received from the various patent offices and approve responses thereto; (iv) approve filing strategy, including the filing of continuations, divisionals, continuations-in-part, reissues, reexaminations, etc.; (v) approve the payment of patent maintenance fees; and (vi) such other duties as the Parties may agree.  The Patent Steering Committee shall meet by phone or in person at least once each Contract Quarter.

4.1.3 Decision-Making. With respect to any matter over which the JSC has responsibility pursuant to Section 4.1.1(d), the JSC should use reasonable efforts to reach agreement on a mutually acceptable resolution.  If the JSC is unable to reach agreement, such matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [***] after referral.  If the Executive Officers are unable to resolve such dispute within such [***] period, OnCore shall have final decision-making authority in the Field in the Territory and NeuroVive shall have final decision-making authority outside the Field in the Territory.  In no event will any disagreements within the JSC relating to the Development, Manufacture, or Commercialization of any Licensed Product be subject to the dispute resolution provisions of Section 12.15.

ARTICLE 5
DEVELOPMENT AND RELATED DILIGENCE

5.1 Development of the Licensed Product.

Subject to the terms and conditions of this Agreement, OnCore shall for each Licensed Product use its Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and Commercialize each such Licensed Product in the Field in the United States, the European Union and Asia pursuant to the Development Plan.  Within [***] after the Effective Date, OnCore shall submit to the JSC for review and discussion an initial Development Plan that covers all material Development activities and their timelines believed by OnCore, as of the date of submission, to be reasonably necessary to support the submission of a Regulatory Approval Application for the Licensed Product in the Field.  The Development Plan, and any updates thereto, shall contain in reasonable detail the Development objectives to be achieved during the then-current Contract Year, the Development activities to be performed and a timeline for performing such Development activities.

5.2 Updates to Development Plan.

On an annual basis, OnCore shall use its Commercially Reasonable Efforts to update the Development Plan and submit such updated Development Plan, no later than [***] of each Contract Year, to the JSC for review and discussion.

5.3 Regulatory Matters.

5.3.1 Regulatory Strategy.  OnCore shall develop, and the JSC shall review, a regulatory strategy for the United States consistent with the Development Plan.  Pursuant to and in accordance with such regulatory strategy, OnCore shall use its Commercially Reasonable Efforts to prepare and file Regulatory Approval Applications or other submissions to Regulatory Authorities as OnCore determines to be appropriate.

5.3.2 Communications with Regulatory Authorities.  For all Licensed Products in the Field in the Territory, OnCore shall be solely responsible for: (1) all communications with any Regulatory Authority; (2) label development, including negotiations with any Regulatory Authority; (3) advisory committee meetings or their equivalent (if applicable); and (4) negotiation with any Regulatory Authority regarding post-approval requirements/commitments.

5.3.3 Regulatory Approvals.  Regulatory Approval Applications for Licensed Product in the Field shall be made in OnCore’s name, and OnCore shall be the only Party responsible for (1) interfacing, corresponding and meeting with the applicable Regulatory Authorities in the Territory with respect to any and all Licensed Products in the Field, and (2) for overseeing, monitoring, coordinating and filing Regulatory Approval Applications for such Licensed Products in the Field.  OnCore shall hold in its name and maintain all Regulatory Approvals for Licensed Products in the Field.

5.4 Third Parties.

OnCore and its Affiliates shall be entitled to utilize the services of Third Parties, including Third Party contract research organizations and service providers to perform their respective Development activities; provided, however, that OnCore shall remain at all times fully liable for its responsibilities under each Development Plan and this Agreement.  Any agreement with a Third Party to perform OnCore’s Development obligations under this Agreement shall include confidentiality and non-use provisions which are no less stringent than those set forth in ARTICLE 9.

ARTICLE 6
COMMERCIALIZATION AND RELATED DILIGENCE

6.1 Diligence in Commercialization.

OnCore shall use its Commercially Reasonable Efforts to Commercialize each Licensed Product in the Field in each country in which Regulatory Approval is obtained.

6.2 Commercialization.

OnCore shall be solely responsible for, and shall record all revenues in connection with, Commercialization activities relating to the Licensed Products in the Field throughout the Territory.

6.3 Commercialization Plan.

Commencing at least [***] prior to the projected First Commercial Sale of a Licensed Product in the Field in the Territory, OnCore shall commence preparing a Commercialization Plan (“Commercialization Plan”) for such Licensed Product.  No later than [***] prior to the projected First Commercial Sale of such Licensed Product in the Field in the Territory, OnCore shall submit such Commercialization Plan to the JSC for review.  After the launch of such Licensed Product, on an annual basis, OnCore shall use its Commercially Reasonable Efforts to update the Commercialization Plan and submit such updated Commercialization Plan, no later than [***] of each Contract Year, to the JSC for its review.

6.4 Commercial Manufacturing and Supply.

6.4.1 OnCore shall develop a manufacturing and supply strategy for Licensed Product (including API, drug substance and finished dosage form) consistent with the Commercialization Plan.  Pursuant to this strategy, OnCore shall be solely responsible for Manufacturing and supplying the API, drug substance and finished dosage form of any Licensed Product for Commercialization in the Field throughout the Territory.  In this role, OnCore shall identify and manage Third Party contract manufacturers, as well as lead all supply chain management and quality control activities.

6.4.2 Following OnCore’s establishment of its commercial supply of API, NeuroVive may purchase API from OnCore’s then-current contract manufacturer at the same price as OnCore obtains from such manufacturer, and OnCore shall be responsible to ensure that such manufacturer extends the same price to NeuroVive as it does to OnCore for manufacture at that scale or batch size.  On a Calendar Quarterly basis, NeuroVive will communicate to OnCore its estimated requirement for API.

6.5 Medical and Scientific Affairs.

OnCore shall be solely responsible for medical and scientific affairs and programs, including professional symposia and other educational activities in the Field in the Territory.  OnCore shall have the exclusive right to respond to all questions or requests for information about the Licensed Products in the Field made by any medical professionals or any other Person in the Territory.

ARTICLE 7
FINANCIAL PROVISIONS

7.1 Initial License Fee.

Within thirty (30) days of the Effective Date, OnCore shall pay to NeuroVive an initial non-refundable license fee of one million dollars ($1,000,000).

7.2 Initial Public Offering.

Promptly after OnCore or an Affiliate thereof consummates a firm-commitment underwritten initial public offering of stock, OnCore will issue to, or cause to be issued to, NeuroVive a number of shares of common stock of the publicly-traded entity that is equal to $[***] divided by the average of the opening and closing price of the publicly traded stock on the first day of trading (the “OnCore Securities”).  Upon the request of OnCore or the managing underwriters of OnCore’s initial public offering, NeuroVive shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) (a “Sale Transaction”) of any OnCore Securities, or any securities convertible into or exchangeable or exercisable for any OnCore Securities, during the period beginning on the effective date of the registration statement relating to OnCore’s initial public offering and through the date that is [***] days after the effective date of OnCore’s initial public offering (the “Holdback Period”).  The Holdback Period may be extended as requested by OnCore or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports, and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto (such period referred to herein as the “Holdback Extension”).  OnCore may impose stop transfer instructions with respect to OnCore Securities subject to the foregoing restriction until the end of the Holdback Period and the Holdback Extension.

7.3 Milestones.

OnCore will pay to NeuroVive the amounts set forth below (each, a “Milestone Payment”) no later than [***] after the earliest date on which OnCore or any of its Related Parties receives written notification that the corresponding milestone event (each, a “Milestone Event”) has first been achieved with respect to a Licensed Product in a country in the Territory:

Milestone Event	Milestone Payment

Clinical Development Milestones

Initiation of the first Phase Ib Clinical Trial of a Licensed Product in the Field	$[***]
Initiation of the first Phase II Clinical Trial of a Licensed Product in the Field	$[***]
Initiation of the first Phase III Clinical Trial of a Licensed Product in the Field	$[***]
FDA accepting for filing of an NDA for a Licensed Product in the Field	$[***]
EMEA accepting for filing of a Marketing Authorization Application for a Licensed Product in the Field	$[***]
A Regulatory Authority in Asia accepting for filing of an NDA for a Licensed Product in the Field	$[***]
FDA approving an NDA for a Licensed Product in the Field	$[***]
EMEA approving Marketing Authorization Application for a Licensed Product in the Field	$[***]
A Regulatory Authority in Asia approving an Regulatory Approval Application for a Licensed Product in the Field	$[***]

Milestone Event	Milestone Payment

Milestones Applicable to Gross Sales of each Licensed Product

Cumulative worldwide Gross Sales equals or exceeds $[***]	$[***] upon achievement
Cumulative worldwide Gross Sales equals or exceeds $[***]	$[***] upon achievement, but no sooner than 1st day of a new fiscal year after payment of 1st sales performance milestone
Cumulative worldwide Gross Sales equals or exceeds $[***]	$[***] upon achievement, but no sooner than 1st day of a new fiscal year after payment of 2nd sales performance milestone
Cumulative worldwide Gross Sales equals or exceeds $[***]	$[***] upon achievement, but no sooner than 1st day of a new fiscal year after payment of 3rd sales performance milestone

7.3.1 By way of example, [***].

7.3.2 Once OnCore has made any particular Milestone Payment under this Section 7.3 for a particular indication, OnCore shall not be obligated to make any payment under this Section 7.3 with respect to the re-occurrence of the same Milestone Event for such indication, whether or not such re-occurrence is with respect to a different or the same Licensed Product.  For the avoidance of doubt, OnCore shall be obligated to make the Milestone Payments under this Section 7.3 with respect to the recurrence of each Milestone Event for each distinct indication.

7.3.3 Once a particular Licensed Product in a particular indication enters clinical development, then in the event of a Change of Control transaction in which all of the equity interests of OnCore are acquired by a Third Party, either in an all cash transaction or in a transaction that includes both cash and non-cash consideration, for an aggregate amount of cash consideration that is at least [***] the sum total of the then-unpaid Milestone Payments for such Licensed Product(s), the surviving entity immediately after such Change of Control transaction shall pay to NeuroVive [***], within [***] after the closing date of such Change of Control transaction.  Upon such payment, all Milestone Payments shall be satisfied and no more Milestone Payments shall be made under this Agreement with respect to such Licensed Product(s). Subsequent to such a Change of Control transaction as described above, then with respect to additional Licensed Products or indications for which Milestone Payments have not been paid in accordance with this Section 7.3.3, Milestone Payments payable under this Agreement shall be unaffected by such a Change of Control transaction.

7.4 Royalties.

7.4.1 Royalty Percentages.  OnCore shall pay to NeuroVive royalties on Gross Sales at the following rates:

(a) [***]of annual Gross Sales in the Territory during a Contract Year for that portion of the cumulative Gross Sales up to [***];

(b) [***] of annual Gross Sales in the Territory during a Contract Year for that portion of the cumulative Gross Sales that is greater than [***] and up to [***]; and

(c) [***] of annual Gross Sales in the Territory during a Contract Year for that portion of the cumulative Gross Sales that is greater than [***].

7.4.2 Royalty Term.  Notwithstanding anything to the contrary, royalties under Section 7.4 shall be payable in respect of a particular Licensed Product in a particular country during the Royalty Term as long as there is a Valid Claim on such Licensed Product in such country.

7.4.3 Reports and Royalty Payments.  Within [***] after the end of each Contract Quarter commencing in the Contract Quarter immediately following the Contract Quarter in which there was the First Commercial Sale, OnCore shall deliver to NeuroVive a report setting forth for the previous Contract Quarter the following information on a Licensed Product-by-Licensed Product and country-by-country basis:  (a) the gross sales and Gross Sales of each Licensed Product, (b) the number of units sold by OnCore and all of its Affiliates and sublicensees, (c) the royalty due hereunder, and (d) the applicable exchange rate.  The total royalty due to NeuroVive for the sale of Licensed Products during such Contract Quarter shall be remitted at the time such report is made.

7.5 Payment Provisions.

7.5.1 Taxes and Withholding.  If OnCore is required to make a payment to NeuroVive subject to a deduction of tax or withholding tax, the sum payable by OnCore (in respect of which such deduction or withholding is required to be made) shall be made to NeuroVive after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Laws.  Any such withholding taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by NeuroVive.  To the extent OnCore is required to deduct and withhold taxes on any payments to NeuroVive, OnCore shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to NeuroVive an official tax certificate or other evidence of such withholding sufficient to enable NeuroVive to claim such payments of taxes.  NeuroVive shall provide to OnCore any tax forms that may be reasonably necessary in order for OnCore not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  NeuroVive shall use reasonable efforts to provide any such tax forms to OnCore at least thirty (30) days prior to the due date for any payments for which NeuroVive desires that OnCore apply a reduced withholding rate.  Each Party will reasonably assist the other Party in claiming tax refunds, deductions, or credits at the other Party’s request and will reasonably cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made under this Agreement.

7.5.2 Payment and Currency Exchange.  All amounts payable and calculations hereunder shall be in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by NeuroVive from time to time.  Whenever for the purposes of calculating the royalties payable under Section 7.4, conversion from any foreign currency shall be required, all amounts shall first be calculated in the currency of sale and then converted into United States dollars by applying the rate of exchange quoted in the New York edition of The Wall Street Journal on the last Business Day of the applicable Calendar Quarter.

7.6 Maintenance of Records; Audits.

7.6.1 Record-Keeping.  OnCore shall keep, and shall cause its Affiliates and sublicensees to keep, books and accounts of record in connection with the sale of Licensed Products and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder.  OnCore shall maintain, and shall cause its Affiliates and sublicensees to maintain, such records for a period of at least three (3) years after the end of the Contract Year in which they were generated.

7.6.2 Audits.  Upon [***]’ prior written notice from NeuroVive, OnCore or any of its Affiliates or sublicensees receiving the written notice (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by NeuroVive and reasonably acceptable to the Audited Party, to examine, at NeuroVive’s sole expense, the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the amounts reported in accordance with Section 7.4.3 and the payment of royalties hereunder.  An examination by NeuroVive under this Section 7.6.2 shall occur not more than once in any Contract Year and shall be limited to the pertinent books and records for any Contract Year ended not more than two (2) years before the date of the request.  The accounting firm shall be provided access to such books and records at the Audited Party’s facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours.  The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records.  Upon completion of the audit, the accounting firm shall provide OnCore, NeuroVive and the Audited Party a written report disclosing any discrepancies in the reports submitted by the Audited Party or, as applicable, the royalties paid, and in each case, the specific details concerning any discrepancies.

7.6.3 Underpayments/Overpayments.  If such accounting firm correctly concludes that additional royalties were due to NeuroVive, OnCore shall, if applicable, pay to NeuroVive the additional royalties within [***] of the date OnCore receives such accountant’s written report so correctly concluding.  If such underpayment exceeds [***] of the royalties that were to be paid, OnCore also shall reimburse NeuroVive for [***] incurred in conducting the audit.  If such accounting firm correctly concludes that OnCore overpaid royalties to NeuroVive, then NeuroVive shall refund such overpayments to OnCore, within [***] of the date NeuroVive receives such accountant’s report so concluding.

7.6.4 Confidentiality.  All financial information of an Audited Party that is subject to review under this Section 7.6 shall be deemed to be Confidential Information of such Audited Party subject to the provisions of ARTICLE 9, and NeuroVive shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by OnCore to NeuroVive hereunder.

ARTICLE 8
INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

8.1 Filing, Prosecution and Maintenance of Patent Rights.

8.1.1 NeuroVive Patent Rights

(a) Primary Responsibility.  OnCore, through counsel of its choosing and reasonably acceptable to NeuroVive, shall have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings and re-examinations), and maintaining throughout the Territory the NeuroVive Patent Rights that relate specifically to hepatitis B in NeuroVive’s name, all at OnCore’s sole cost and expense.  NeuroVive, through counsel of its choosing and reasonably acceptable to OnCore, shall have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings and re-examinations), and maintaining throughout the Territory all other NeuroVive Patent Rights all at NeuroVive’s sole cost and expense.  If necessary, OnCore and NeuroVive will enter into a Client and Billing Agreement with counsel for each Party to allow such counsel to interact with both parties and take direction from the Party with the right to control prosecution and maintenance of the applicable NeuroVive Patent Rights.

(b) Notwithstanding the foregoing, the Party with responsibility for prosecuting a NeuroVive Patent Right (the “Prosecuting Party”) shall keep the other Party fully informed of patent prosecution activities and shall provide the other Party with copies of material correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of any NeuroVive Patent Rights under this Agreement.  The other Party may provide comments and suggestions with respect to any material actions to be taken by the Prosecuting Party and the Prosecuting Party shall reasonably consider all comments, suggestions and prosecution actions recommended by the other Party.

(c) In order to facilitate a Party’s right to comment, the Prosecuting Party shall provide copies of all such official correspondence and any proposed responses by the Prosecuting Party at least thirty (30) days prior to any filing or response deadlines, or within five (5) Business Days of the Prosecuting Party’s receipt of any official correspondence if such correspondence only allows for thirty (30) days or less to respond, and the other Party shall provide any comments promptly and in sufficient time to allow the Prosecuting Party to meet applicable filing requirements.  In no event shall the Prosecuting Party be required to delay any submission, filing or response past any deadline that is not extendable.  The Prosecuting Party agrees to use its Commercially Reasonable Efforts to avoid extension fees, unless agreed to in advance by the Parties, and to take such action as deemed reasonably necessary to preserve pendency of the NeuroVive Patent Rights, including, but not limited to, the filing of any new or continuing patent application and/or payment of any fee necessary to preserve pendency of a pending application.

(d) Common Interest.  All information exchanged between the Parties regarding preparation, filing, prosecution or maintenance of the NeuroVive Patent Rights shall be deemed Confidential Information.  In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution and maintenance of the NeuroVive Patent Rights, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the NeuroVive Patent Rights, including, without limitation, privilege under the common interest doctrine and similar or related doctrines.

(e) Election Not to Continue Prosecution; Abandonment.  If the Prosecuting Party elects (i) not to continue the prosecution (including any interferences and post-grant proceedings) or maintenance of a NeuroVive Patent Right in a particular country in the Territory, or (ii) not to file and prosecute patent applications for the NeuroVive Patent Rights in a particular country following a written request from the other Party to file and prosecute in such country, then the Prosecuting Party shall so notify the other Party promptly in writing of its intention in good time to enable the other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such patent in such country and the other Party shall have the right to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such NeuroVive Patent Rights in such country.  If OnCore is the Prosecuting Party and NeuroVive so elects to continue to prosecute, maintain or enforce, or otherwise pursue such NeuroVive Patent Rights in such country, such Patent Rights will no longer be considered NeuroVive Patent Rights licensed to OnCore in such country as of the date of OnCore’s notice to NeuroVive.  If NeuroVive is the Prosecuting Party and OnCore so elects to continue to prosecute, maintain or enforce, or otherwise pursue such NeuroVive Patent Rights in such country, OnCore may setoff all its costs of prosecution and maintenance of the applicable NeuroVive Patent Rights in such country against any amounts payable by OnCore under this Agreement.

8.1.2 Cooperation.  Each Party hereby agrees: (a) to make its and its Affiliates' employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.

8.2 Enforcement of Patent Rights.

8.2.1 Notification.  Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any NeuroVive Patent Rights or (b) unauthorized use or misappropriation of any Confidential Information, including NeuroVive Intellectual Property, by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation.

8.2.2 Rights to Enforce.  In respect of Licensed Products in the Field in the Territory, OnCore shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop infringing activities in the Field in the Territory, including (a) initiating or prosecuting an infringement or other appropriate suit or action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any Third Party who at any time has infringed, or is suspected of infringing, any NeuroVive Patent Rights, or of using without proper authorization any NeuroVive Know-How claiming or relating to Licensed Products in the Field.  In the event that OnCore elects not to take action pursuant to this Section 8.2.2, OnCore shall so notify NeuroVive in writing of its intention within ninety (90) days of OnCore’s notice of such infringement activities to enable NeuroVive to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights, and NeuroVive shall have the right, but not the obligation, to take any such reasonable measures to stop such infringing activities by such alleged infringer.

8.2.3 Procedures; Expenses and Recoveries.  The Party having the right to initiate any infringement suit under Section 8.2.2 shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expenses in rendering assistance requested by the initiating Party.  If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.  Notwithstanding the foregoing, if OnCore is the initiating Party and so requests, then NeuroVive shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for OnCore to initiate litigation to prosecute and maintain such action.  In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party for reasonable out-of-pocket expenses incurred in rendering such assistance.  The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated as follows:

(a) in all cases, to reimburse each Party for all expenses of the suit, including attorneys’ fees and disbursements, court costs and other litigation expenses; and

(b) any of the remaining amount that relates to Licensed Product shall be [***].

8.2.4 Other Infringement Resolutions.  In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in this Section 8.2 (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) set forth in this Section 8.2 shall apply.  Each Party shall immediately notify the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that a NeuroVive Patent Right or a OnCore Patent Right is invalid or that infringement of such Patent Right will not arise from the development, manufacture, use or sale of any product by a Third Party.  The provisions of this Section 8.2 shall thereafter apply as if such Third Party were an infringer or suspected infringer; provided that in the event that OnCore elects not to take action, OnCore shall so notify NeuroVive in writing of its intention within fifteen (15) Business Days of OnCore’s notice of such infringement activities to enable NeuroVive to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights.

8.3 Claimed Infringement of Third Party Rights.

8.3.1 Notice.  In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of such Party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights (including with respect to a Blocking Patent) or unauthorized use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of a Licensed Product in the Territory (“Infringement Claim”), such Party shall promptly notify the other Party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.  Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

8.3.2 Obligation to Defend. OnCore shall have the obligation to defend all Infringement Claims brought against either Party or any of its Affiliates or sublicensees arising out of the Development, Manufacture or Commercialization of a Licensed Product in the Field in the Territory; provided that the foregoing shall not be construed to require OnCore to defend (i) NeuroVive against a breach of NeuroVive’s representations and warranties set forth herein, or (ii) NeuroVive, its Affiliates or sublicensees with respect to Manufacturing activities by such parties in the Territory.

8.3.3 Procedure.

(a) To the extent that the Infringement Claim, whether in the form of an assertion by a Third Party or a filed litigation (or other formal dispute resolution procedure), directly relates to a Blocking Patent (a “Blocking Patent Claim”), NeuroVive shall have the first right to control any negotiations and discussions with the Third Party to resolve the Blocking Patent Claim by acquiring a license under the Blocking Patent.  If NeuroVive is unable to resolve the Blocking Patent Claim by acquiring a license under the Blocking Patent on terms that are commercially reasonable to NeuroVive, in NeuroVive’s discretion at no expense to OnCore, then OnCore may negotiate a license with the Third Party under the Blocking Patent in the Territory in the Field and include any royalties or other payments payable thereunder as Infringement Defense Costs under Section 8.3.3(c).

(b) OnCore shall have the sole and exclusive right to select counsel to defend any Infringement Claim brought via litigation or other formal dispute resolution procedure; provided that it shall consult with NeuroVive with respect to selection of counsel for such defense.  OnCore shall keep NeuroVive informed, and shall from time to time consult with NeuroVive regarding the status of any such claims and shall provide NeuroVive with copies of all material documents filed in, and all material written communications relating to, any suit brought in connection with such claims.  NeuroVive shall also have the right to participate and be represented in any such claim or related suit, at its own expense.  OnCore shall not settle any Infringement Claims that would adversely impact any of the NeuroVive Patent Rights (such as invalidation of or narrowing the scope of any claim of any of the NeuroVive Patent Rights) or purport to impose any obligations on NeuroVive, without obtaining the prior written consent of NeuroVive or its Affiliate, as applicable, which consent shall not be unreasonably withheld.

(c)  All litigation costs and expenses incurred by OnCore in connection with such Infringement Claim, and all damages payable by OnCore to the Third Party in respect of such Infringement Claims (“Infringement Defense Costs”) shall be borne by OnCore; provided that, subject to Section 8.3.3(d):

(i) to the extent the Infringement Claim and related Infringement Defense Costs are directly related to a Blocking Patent, OnCore may deduct such Infringement Defense Costs as incurred against the royalties and milestones that become payable to NeuroVive under Sections 7.3 or 7.4; or

(ii) to the extent the Infringement Claim and related Infringement Defense Costs related to any other allegation, OnCore may deduct half of such Infringement Defense Costs as incurred against the royalties and milestones that become payable to NeuroVive under Sections 7.3 or 7.4.

(d) For any given Contract Quarter, the royalties payable to NeuroVive under Section 7.4 shall not be reduced by the application of Section 8.3.3(c) by more than [***] of the royalties otherwise payable to NeuroVive under Section 7.4 (with the undeducted balance of Infringement Defense Costs applied against royalties and milestones payable to NeuroVive under Sections 7.3 or 7.4 in successive Contract Quarters until fully recovered by OnCore).

8.3.4 Limitations.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 11.5, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF NEUROVIVE AND ONCORE, AND THE SOLE AND EXCLUSIVE REMEDY OF NEUROVIVE OR ONCORE, AS THE CASE MAY BE, IN THE CASE OF ANY CLAIMED INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY’S KNOW-HOW.

8.4 Product Trademarks.

OnCore and/or its Affiliates or sublicensees, as applicable, shall select and own the Product Trademarks for each Licensed Product in the Field in the Territory and shall be solely responsible for filing and maintaining the Product Trademarks in the Field in the Territory (including payment of costs associated therewith).  OnCore shall assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark for a Licensed Product in the Field in the Territory by a Third Party, and shall defend and indemnify NeuroVive for and against any claims of infringement of the rights of a Third Party by the use of a Product Trademark in connection with a Licensed Product in the Field in the Territory.

8.5 Patent Term Extensions in the Territory.

The Parties shall use reasonable efforts to obtain all available supplementary protection certificates (“SPC”) and other extensions of Patent Rights (including those available under the Hatch-Waxman Act).  Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions.  The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to Patent Rights. The Party first eligible to seek patent term restoration or extension of any such Patent Rights or any SPC related thereto shall have the right to do so; provided that if in any country the first Party has an option to extend the patent term for only one of several patents, the first Party shall consult with the other Party before making the election.  If more than one patent is eligible for extension or patent term restoration, the Parties shall select, in good faith, a strategy that shall maximize patent protection and commercial value for each Licensed Product.

ARTICLE 9
CONFIDENTIALITY

9.1 Confidential Information.

All Confidential Information disclosed by a Party (together with its Affiliates, the “Disclosing Party”) to the other Party (together with its Affiliates, the “Receiving Party”) before or during the Term shall be used by the Receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any other Person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the Disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

9.1.1 was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party; or

9.1.2 either before or after the date of the disclosure to the Receiving Party, is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of the Confidential Information; or

9.1.3 either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the Receiving Party or its sublicensees; or

9.1.4 is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information.

9.1.5 If any of the forgoing 9.1.1 – 9.1.5 are relied upon by the Receiving Party, it is understood and agreed that only the individual elements of Confidential Information subject to any of the foregoing exceptions may be disclosed and not the combination or integration of such elements, unless and until such combination or integration of elements is also subject to any such exception.

9.1.6 In addition, the provisions of this Section 9.1 shall not preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.  NeuroVive and OnCore each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a reasonable need to know and are bound by confidentiality obligations at least as strict as this ARTICLE 9.  In addition, each Party may not disclose the terms of this Agreement (to the extent such terms are confidential) to any Third Party except as required by law and except to actual or prospective investors, acquirers, licensees or strategic partners or to a Party’s accountants, attorneys and other professional advisors; provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as this ARTICLE 9.

9.2 Public Announcements and Use of Names.

No public disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party in any publicity, news release or public disclosure relating to this Agreement or its subject matter without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof.  A press release, agreed upon by the Parties, is attached to this Agreement as Schedule 9.2.  If a public disclosure is required by any Applicable Law, including in a filing with a governmental authority or stock exchange, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure, but not later than three (3) Business Days prior to the filing, for the non-disclosing Party’s prior review and comment and to allow the other Party a reasonable time to object to any such disclosure or to request confidential treatment thereof.

ARTICLE 10
TERM AND TERMINATION

10.1 Term.

This Agreement shall commence on the Effective Date and on a country-by-country and Licensed Product-by-Licensed Product basis, shall be in full force and effect until the expiration of the last-to-expire Royalty Term of such Licensed Product in such country in the Territory (the “Term”).  After expiration of the Royalty Term in accordance with 1.63(b) for a Licensed Product in a given country, no further royalties shall be payable in respect of sales of such Licensed Product in such country, and the license granted to OnCore under Section 2.1 shall be a fully paid-up, perpetual, irrevocable, royalty-free license with respect to such Licensed Product in the Field in such country.

10.2 Termination for Cause.

10.2.1 Cause for Termination.

(a) This Agreement may be terminated in its entirety or on a Licensed Product -by-Licensed Product or country-by-country basis at any time during the Term upon [***] prior written notice by a Party if the other Party (the “Breaching Party”) is in breach of its material obligations under this Agreement as a whole or on a Licensed Product-by-Licensed Product or country-by-country basis and has not cured such breach for [***], measured from the date written notice of such material breach is given to the Breaching Party (“Date of Notice”); provided, however, that if such alleged material breach is not reasonably susceptible of cure within such [***] period and the Breaching Party uses reasonable and diligent good faith efforts to cure such alleged material breach, such [***] period shall be extended as long as is reasonably necessary (but no more than [***] from the Date of Notice) and no such termination shall occur for so long as such efforts continue or if such breach is cured (but in each case for no longer than [***] from the Date of Notice).

(b) This Agreement may be terminated at any time during the Term by a Party upon the filing or institution of bankruptcy, reorganization (other than a voluntary corporate reorganization), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership, or such proceeding is not dismissed within [***] after the filing thereof.

(c) In the event that NeuroVive believes that OnCore has failed to use its Commercially Reasonable Efforts to Develop, Manufacture, and/or Commercialize any Licensed Product at any time in a given country or countries in the Territory, prior to providing a notice of breach under Section 10.2.1(a), NeuroVive shall raise such issue by written notice to OnCore, which shall not constitute a notice of breach.  If within [***] following OnCore’s receipt of such notice from NeuroVive, NeuroVive believes that OnCore has not remedied the issues identified by NeuroVive in such notice, then (i) OnCore shall provide NeuroVive with a written response specifying, in reasonable detail, how it is using or has begun to use such Commercially Reasonable Efforts, and (ii) the Parties shall discuss such response.  Thereafter, if NeuroVive continues to believe that OnCore has not used its Commercially Reasonable Efforts, it may then pursue the remedies provided to it under this Agreement, including Section 10.2.1.  Nothing in this Section 10.2.1(c) shall be construed to limit OnCore’s ability to dispute, cure or defend against any such issue, including under Section 10.2.1(a).

10.2.2 Effect of Termination by NeuroVive for Cause.  Without limiting any other legal or equitable remedies that NeuroVive may have, if OnCore is the Breaching Party with respect to the applicable Licensed Product(s) in the applicable country(ies) and NeuroVive terminates this Agreement in accordance with Section 10.2.1(a):

(a) With respect to the applicable Licensed Product(s) in the applicable country(ies), NeuroVive may elect to terminate all related licenses granted under this Agreement;

(b) With respect to the applicable Licensed Product(s) in the applicable country(ies), OnCore shall grant an exclusive license in the Field in the applicable countries, with the right to sublicense, and promptly transfer to NeuroVive, or its Affiliates as requested by NeuroVive, and NeuroVive shall assume and thereafter be fully responsible and liable for all of OnCore’s right, title and interest in and to:

(i)      all Regulatory Materials, Regulatory Approvals, drug master files and clinical trial agreements (to the extent assignable and not cancelled) to the extent related solely to the applicable Licensed Product(s) in the applicable country(ies), including INDs, NDAs and their foreign equivalents;

(ii)      OnCore Know How and all other data, including preclinical and clinical data, preclinical and clinical study protocols, all CMC data, standard operating procedures, materials and information of any kind or nature whatsoever, in OnCore’s possession or in the possession of its Related Parties to the extent related solely to the applicable Licensed Product(s) in the applicable country(ies);

(iii)                  all trademarks and product logos related solely to applicable Licensed Product(s) in the applicable country(ies);

(iv)                  all Licensed Products in its inventory and all unused samples of the applicable Licensed Product and all API then in possession or control of OnCore, each at OnCore's actual cost;

(v) all material information related solely to Commercialization of the Licensed Product(s), provided, however, that NeuroVive shall not use any Promotional Materials containing OnCore’s name in connection with the sale of any Licensed Product(s) at any time, including after the termination of this Agreement.

(c) To the extent OnCore or its Affiliates had, prior to such termination, been directly Manufacturing Licensed Product(s), OnCore and NeuroVive shall negotiate in good faith the terms of a supply arrangement pursuant to which OnCore will supply Licensed Product(s) to NeuroVive for [***] following the effective date of such termination, and OnCore shall reasonably assist, at NeuroVive's expense, in the transfer of Manufacturing processes to NeuroVive or NeuroVive’s designated new manufacturers.  In the event that a Third Party Manufactures the Licensed Product(s) on OnCore’s behalf, OnCore will use its Commercially Reasonable Efforts to facilitate the assignment of OnCore’s contract manufacturing agreement with such Third Party to NeuroVive; provided that OnCore shall not be required to pay any amounts to facilitate such assignment.

(d) NeuroVive may elect to have any agreements to which OnCore is a party providing solely for Development, Commercialization or Manufacturing services for the applicable Licensed Product(s) in the applicable country(ies), such as contract research organization contracts and contract manufacturing organization contracts, assigned to NeuroVive to the extent permitted by such agreements and not cancelled, and thereafter NeuroVive shall indemnify and hold harmless OnCore from any liabilities arising under such agreements from and after the applicable date of assignment and assumption, except to the extent caused by OnCore’s actions.

(e) OnCore shall provide to NeuroVive, at no expense to NeuroVive, such additional appropriate technology transfer, transition assistance and post-termination services not otherwise specified in this Section 10.2.2 and reasonably requested by NeuroVive, including, without limitation, such assistance with technology transfer as required to prevent disruptions in Development and Manufacture of Licensed Product.

10.2.3 Effect of Termination by OnCore for Cause.  Without limiting any other legal or equitable remedies that OnCore may have, if NeuroVive is the Breaching Party with respect to the applicable Licensed Product(s) in the applicable country(ies) and OnCore terminates this Agreement in accordance with Section 10.2.1(a) solely in the event of a breach by NeuroVive of Article 2, 3 or 9 or Section 8.2 or 11.5, then OnCore may terminate any agreements to which OnCore is a party providing for Development, Commercialization or Manufacturing services for the applicable Licensed Product(s) in the applicable country(ies), such as contract research organization contracts and contract manufacturing organization contracts, and NeuroVive shall indemnify and hold harmless OnCore from any liabilities or obligations arising under such agreements as a result of such terminations.

10.3 Termination for Convenience.

10.3.1 OnCore’s Termination for Convenience.

(a) OnCore shall have the right to terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis, upon [***] advance written notice to NeuroVive (such termination, an “Early Termination”).  In the event OnCore terminates this Agreement with respect to any Licensed Product on a country-by-country basis in any of (i) the United States; (ii) the European Union as a whole; or (iii) any country in Asia (as defined in Article 1), and provided that such Licensed Product is covered by a Valid Claim in such terminated country at the time of termination, then this Agreement will be deemed to have been terminated by OnCore in its entirety.

(b) OnCore shall have the right to terminate this Agreement upon a Generic Entry (as defined below) after providing [***] written notice NeuroVive.  A “Generic Entry” shall be deemed to have occurred if any Licensed Product is sold in a country of the Territory and OnCore's Gross Sales of such Licensed Product in such country during any Calendar Quarter following entry of a generic product is reduced by at least [***] from the Gross Sales of the Licensed Product in such country in the Calendar Quarter immediately prior to the entry of such generic product into the market.

10.3.2 Effect of Termination for Convenience.  If OnCore effects an Early Termination pursuant to Section 10.3.1(a), or (b), the effects of termination set forth in Section 10.2.2 shall apply with OnCore exerting at least the same level of efforts during the notice period as it was expending on Development and Commercialization of Licensed Product prior to a convenience termination consistent with the transition of items to NeuroVive.  In addition, if OnCore terminates this Agreement in its entirety under Section 10.3.1(a) prior to the First Commercial Sale of any Licensed Product, OnCore shall pay NeuroVive two million dollars ($2,000,000).

10.4 Termination for Clinical Failure.

10.4.1 Clinical Failure.  Notwithstanding Section 10.3, OnCore may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis by providing written notice to NeuroVive if, (i) prior to Regulatory Approval of a Licensed Product in the Field in such country, OnCore determines in good faith, using reasonable clinical judgment with the input of the relevant drug safety monitoring board, that there are material concerns regarding the safety of any Licensed Product (a “Safety Failure”) or (ii) a Licensed Product fails to substantially achieve any of the primary or secondary efficacy endpoints of any clinical trial involving the Licensed Product (an “Efficacy Failure”), provided that OnCore acts in good faith in making such determination and reasonably consults with NeuroVive prior to terminating this Agreement due to an Efficacy Failure.  NeuroVive shall have the right engage a neutral arbiter with the requisite expertise to provide an opinion regarding the reasonableness of any determination by OnCore of the existence of a Safety Failure, such opinion to be provided to and considered in good faith by OnCore.  The costs and expenses of such arbiter shall be borne initially by NeuroVive; however, if the arbiter finally concludes that OnCore’s determination of the existence of an Efficacy Failure was not made in good faith, then OnCore shall reimburse NeuroVive for the reasonable costs and expenses of such arbiter.

10.4.2 Effect of Termination for Clinical Failure.  In the event OnCore terminates this Agreement pursuant to this Section 10.4, the effects of termination set forth in Section 10.2.2 (b), (c), (d), and (e) shall apply.

10.5 Rights in Bankruptcy.

All rights and licenses granted under or pursuant to this Agreement, including without limitation ARTICLE 2, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”).  The Parties agree that a Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP.  Each Party hereby grants to the other Party and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of intellectual property, which, if not already in the other Party’s possession, shall be promptly delivered to it upon the other Party’s written request therefor.  The term “embodiments of intellectual property” includes all tangible, electronic or other embodiments of rights and licenses hereunder, including all Licensed Products, all Regulatory Approval Applications and Regulatory Approvals and rights of reference therein, and all Information related to Licensed Products, NeuroVive Patent Rights and NeuroVive Know-How, or OnCore Patent Rights and OnCore Know-How, as applicable.  Neither Party shall interfere with the exercise by the other Party or its Affiliates of rights and licenses to IP and embodiments of intellectual property licensed hereunder in accordance with this Agreement, and each Party agrees to reasonably assist the other Party and its Affiliates to obtain the IP and embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party or its Affiliates to exercise such rights and licenses in accordance with this Agreement.

10.6 Return of Confidential Information.

Except to the extent otherwise required by Applicable Law, upon termination of this Agreement, each Party shall promptly return to the other Party, delete or destroy all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only or to determine its continuing rights and/or obligations under this Agreement.

10.7 Effect of Expiration or Termination; Survival.

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  The provisions of ARTICLE 9  (Confidentiality), ARTICLE 11 (Representations and Warranties; Indemnification) and ARTICLE 12 (Miscellaneous Provisions) and Sections 2.2.3 (Effect of Termination on Sublicenses), Section 10.2.2 (Effect of Termination by NeuroVive for Cause), Section 10.2.3 (Effect of Termination by OnCore for Cause), Section 10.3.2 (Effect of Termination for Convenience) and Section 10.4.2 (Effect of Termination for Clinical Failure) shall survive any expiration or termination of this Agreement.  Except as set forth in this ARTICLE 10, upon termination or expiration of this Agreement all other rights and obligations cease.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1 Mutual Representations and Warranties.

Each Party represents, warrants and covenants to the other Party that as of the Effective Date of this Agreement:

11.1.1 Corporate Existence and Authority.  It is a corporation (in the case of OnCore) and a company (in the case of NeuroVive) duly organized, validly existing and in good standing (or its foreign equivalent) under the laws of its jurisdiction of organization, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

11.1.2 Authorized Execution; Binding Obligation.

(a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or company action on its part; and

(b) This Agreement has been duly executed and delivered by it and constitutes a legal, valid, and binding obligation enforceable against it in accordance with this Agreement’s terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

11.1.3 No Conflicts.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it or its assets may be bound.

11.1.4 All Consents and Approvals Obtained.  Except as otherwise described in this Agreement, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

11.1.5 Compliance with Law.  It shall at all times comply with Applicable Laws in all material respects with respect to the Licensed Products.  Neither it nor any of its Affiliates nor any director, officer, agent, employee, consultant of, or other person associated with, or acting on behalf of, it or its Affiliates has (a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject or (b) otherwise taken any action in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject.  For the purposes of this Section 11.1.5, the acts specified include (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment.  “Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977 or any other anti-bribery laws, statutes, rules or regulations of any country that may be applicable to a Party, including the United Kingdom Bribery Act 2010 and any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

11.1.6 Representations Regarding Debarment and Compliance.  Each Party represents, warrants and covenants that neither it nor any of its Affiliates nor any of their respective directors, officers, employees, or consultants, and, to its knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the development or whose responsibilities involve the Development or Commercialization of the Product as authorized by this Agreement:

(a) are debarred under Section 306(a) or 306(b) of the FD&C Act;

(b) have been charged with, or convicted of, any felony or misdemeanor under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any state health care program); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal procurement or nonprocurement programs.

11.2 NeuroVive Representations and Warranties.

NeuroVive represents and warrants to OnCore that as of the Effective Date of this Agreement:

11.2.1 NeuroVive Intellectual Property.  NeuroVive Controls the NeuroVive Intellectual Property existing as of the Effective Date and is entitled to grant the licenses specified herein.  The NeuroVive Patent Rights existing as of the Effective Date constitute all of the Patent Rights Controlled by NeuroVive as of the Effective Date that are necessary or useful to practice the NeuroVive Intellectual Property.  NeuroVive has not previously licensed, assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the NeuroVive Intellectual Property in a manner that conflicts with any rights granted to OnCore hereunder.

11.2.2 Infringement.  To the knowledge of NeuroVive, there is no actual or threatened infringement of the NeuroVive Patent Rights in the Field in the Territory by any Third Party or any other infringement or threatened infringement that would adversely affect OnCore’s rights under this Agreement.

11.2.3 NeuroVive Patent Rights.  To the knowledge of NeuroVive, the NeuroVive Patent Rights existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part.  There are no claims, judgments or settlements against or amounts with respect thereto owed by NeuroVive or any of its Affiliates relating to the NeuroVive Patent Rights.  No claim or litigation has been brought or threatened by any Third Party alleging that (a) the NeuroVive Patent Rights are invalid or unenforceable or (b) the NeuroVive Patent Rights or the licensing or exploiting of the NeuroVive Patent Rights violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third.

11.2.4 Claims; Judgments.  To the knowledge of NeuroVive, there are no claims, judgments or settlements against or owed by NeuroVive or pending or threatened claims or litigation relating to the NeuroVive Intellectual Property.

11.2.5 Product Liability.  NeuroVive represents and warrants that there is no actual, pending, alleged or, to the knowledge of NeuroVive, threatened product liability action with respect to any Licensed Product anywhere in the world and NeuroVive is not aware of any facts or circumstances that would cause NeuroVive to believe that there is a basis for such a product liability claim.

11.2.6 License Agreements.

(a) Attached to this Agreement as Schedule 11.2.6 are all of the agreements pursuant to which NeuroVive has acquired the NeuroVive Intellectual Property and pursuant to which NeuroVive has any ongoing or future obligations (the “License Agreements”).  The License Agreements are valid, binding and in full force and effect and are enforceable by NeuroVive in accordance with their terms.  NeuroVive has performed all obligations required to be performed by it to date under the License Agreements and is not in breach of or in default under the License Agreements, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default, and to NeuroVive's knowledge, there is no existing breach or default by any counterparty to a License Agreement and to NeuroVive's knowledge, no event has occurred which with the passage of time or giving notice of or both would constitute such a breach or default by such a counterparty.  NeuroVive has not received any notice of breach under any License Agreement, whether or not cured or disputed.

(b) NeuroVive will not at any time during the Term take any action that it knows or should know will result in a breach of any License Agreement and will throughout the Term comply with the terms and provisions of License Agreements in all material respects.  NeuroVive will not at any time during the Term terminate any License Agreement without the prior written consent of OnCore.  NeuroVive will not agree to any amendment, waiver of rights, or modification of any License Agreement that has, or would reasonably be expected to have, a material negative effect on the rights granted to OnCore under this Agreement or the obligations imposed on OnCore under this Agreement without the prior written consent of OnCore.

11.2.7 Disclosure.  NeuroVive has disclosed to OnCore all material information and data (including without limitation all communications with or from the FDA or any other Regulatory Authority) relating to the results of all preclinical studies of any Licensed Product.  NeuroVive has provided to OnCore all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to any Licensed Product of which NeuroVive has knowledge.  NeuroVive represents that it has not failed to furnish OnCore with any information requested by OnCore, or intentionally concealed from OnCore any information in NeuroVive's possession which would be reasonably likely to be material to OnCore's decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

11.2.8 Securities.

(a) NeuroVive acknowledges and understands that an investment in OnCore Securities involves substantial risks and that NeuroVive could lose all or a portion of the investment in OnCore Securities.

(b) NeuroVive has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in OnCore Securities and NeuroVive is able to bear the economic risk of its investment in OnCore Securities for an indefinite period of time because OnCore Securities are subject to the transfer restrictions contained in the Stockholders Agreement and have not been registered under the Securities Act of 1933 and the rules and regulations promulgated thereunder (as amended from time to time, the “Securities Act”) or the securities laws of any state of the United States or other applicable jurisdiction.

(c) NeuroVive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of OnCore Securities and has had access to such other information concerning OnCore as NeuroVive has requested.  NeuroVive has reviewed, or has had an opportunity to review, copies of (i) the Amended and Restated Certificate of Incorporation of OnCore (ii) the Amended and Restated By-laws of OnCore, (iii) the Amended and Restated Stockholders’ Agreement, and (iv) such other documents and instruments as NeuroVive deems necessary in evaluating the purchase of OnCore Securities.

(d) NeuroVive is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and OnCore Securities to be acquired by it pursuant to this Agreement are being acquired for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of OnCore Securities in a transaction that would violate the Securities Act or the securities laws of any state of the United States of America or any other applicable jurisdiction.

11.3 Warranty Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

11.4 No Consequential Damages.

NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 9.

11.5 Indemnification and Insurance.

11.5.1 Indemnification by OnCore.  OnCore shall indemnify, hold harmless, and defend NeuroVive, its Affiliates, and their respective equity holders, partners (general and/or limited), managers, directors, officers, employees and agents (“NeuroVive Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any material breach of, or inaccuracy in, any representation or warranty made by OnCore in this Agreement, or any breach or violation of any covenant or agreement of OnCore or any of its Affiliates or sublicensees in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of OnCore or its Affiliates, and their respective directors, officers, employees and agents, and (c) the Development, Manufacturing and/or Commercialization of the Licensed Product by OnCore or its Affiliates or sublicensees (including product liability) during the Term.  Furthermore, OnCore shall have no obligation to indemnify the NeuroVive Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any material breach of, or inaccuracy in, any representation or warranty made by NeuroVive in this Agreement, or any breach or violation of any covenant or agreement of NeuroVive in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the NeuroVive Indemnitees, or the Development, Manufacturing and/or Commercialization of any Licensed Product by NeuroVive at any time.

11.5.2 Indemnification by NeuroVive.  NeuroVive shall indemnify, hold harmless, and defend OnCore, its Affiliates and their respective equity holders, partners (general and/or limited), directors, managers, officers, employees and agents (“OnCore Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any material breach of, or inaccuracy in, any representation or warranty made by NeuroVive in this Agreement, or any breach or violation of any covenant or agreement of NeuroVive in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of NeuroVive, its Affiliates, and their respective directors, officers, employees and agents, and (c) the Development, Manufacture, and/or Commercialization of any Licensed Product other than by or on behalf of OnCore or its Affiliates or sublicensees.  Furthermore, NeuroVive shall have no obligation to indemnify the OnCore Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any material breach of, or inaccuracy in, any representation or warranty made by OnCore in this Agreement, or any breach or violation of any covenant or agreement of OnCore in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the OnCore Indemnitees.

11.5.3 Indemnification Procedure.  In the event of any such claim against any OnCore Indemnitee or NeuroVive Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement; provided that the failure to so notify promptly shall not relieve the indemnifying Party of its obligations under this Section 11.5 except to the extent of the actual prejudice suffered by such Party as a result of such failure; and further provided that the indemnifying Party shall not have the right to assume the defense of such claim if such claim relates to an Infringement Claim.  The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.  The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization.  Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 11.5.1 or Section 11.5.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.  The indemnifying Party shall not effect any settlement of any such claims without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

11.5.4 Insurance.  OnCore shall use its Commercially Reasonable Efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder, which may include self-insurance.  Such insurance shall be in such amounts and subject to such deductibles as OnCore may reasonably determine based upon standards prevailing in the industry at the time.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1 Governing Law.

This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of England and Wales notwithstanding the provisions governing conflict of laws of any jurisdiction.

12.2 Arbitration; Service of Process.

12.2.1 Jurisdiction.  Each Party by its execution hereof, hereby irrevocably agrees to binding arbitration under the auspices of the International Chamber of Commerce to resolve all disputes under or in respect of this Agreement that are not resolved pursuant to Section 12.15 (“Action”).  The arbritral panel shall be made of a panel of three (3) members, all of whom shall be independent of both of the Parties and shall be knowledgeable in licensing, Development and Commercialization of pharmaceutical products.  Each of the Parties shall select one of the members of the arbitral panel (subject to the foregoing qualifications) and the two (2) members selected by the Parties shall select the third (3rd) member of the arbitral panel.  The Action shall be held in London, England.  Any award made by the arbitrators shall may be entered as a judgment in and enforced by any court of competent jurisdiction worldwide.  Notwithstanding the previous sentence, a Party may commence any Action in court to obtain emergency or temporary injunctive relief.

12.2.2 Service of Process.  Each Party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the laws of England and Wales, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.5 (Notices), shall constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.3 Assignment.

This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior, written consent of the other Party.  Notwithstanding the foregoing, (a) NeuroVive may monetize the value of its royalty stream, Milestone Payments and other payments under this Agreement by assigning to a Third Party the right to receive royalties, Milestone Payments and other payments and the right to receive royalty reports from OnCore; provided that NeuroVive gives sixty (60) days’ prior written notice to OnCore, and (b) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or pursuant to a Change of Control.  The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee.

12.4 Amendments.

This Agreement and the Schedules and Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.5 Notices.

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and (a) delivered by hand, (b) sent by internationally recognized delivery service, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by facsimile transmission confirmed by prepaid, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses:

If to OnCore:	OnCore Biopharma, Inc.
3805 Old Easton Road Doylestown, PA 18902
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:
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If to NeuroVive:	NeuroVive Pharmaceutical AB
Medicon Village Scheelevägen 2 223 81 Lund SWEDEN
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
NeuroVive Pharmaceutical AB Karolinska Institutet Science Park Fogdevreten 2 SE-171 65 Solna SWEDEN
Attention: Chief Operating Officer

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

12.6 Force Majeure.

The failure of either Party to timely perform any obligation under this Agreement by reason of epidemic, earthquake, riot, civil commotion, fire, act of God, war, terrorist act, strike, flood, or governmental act or restriction, or other cause that is beyond the reasonable control of the respective Party, shall not be deemed to be a material breach of this Agreement, but shall be excused to the extent and for the duration of such cause, and the affected Party shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use its Commercially Reasonable Efforts to avoid or remove such cause.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto shall consult with respect to an equitable solution.

12.7 Compliance with Export Regulations.

Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with US export laws and regulations.

12.8 Independent Contractors.

It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either NeuroVive or OnCore to act as agent for the other.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.9 Further Assurances.

Each Party hereto agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.10 No Strict Construction.

This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.11 Headings.

The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.12 No Implied Waivers; Rights Cumulative.

No failure on the part of NeuroVive or OnCore to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.13 Severability.

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.14 No Third Party Beneficiaries.

No Person, other than OnCore, NeuroVive and their respective Affiliates and the Indemnitees under ARTICLE 11 and any permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.15 Dispute Resolution.

With respect to any disputes between the Parties concerning this Agreement, the dispute shall be submitted to escalating levels of OnCore and NeuroVive senior management for review.  If the dispute cannot be resolved despite such escalation, then the matter may be referred by either Party to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [***] after referral.  Such resolution, if any, by the Executive Officers shall be final and binding on the Parties.  If the Executive Officers are unable to resolve such dispute within such [***] period, each Party will be free to pursue all rights available to it under law or equity, provided that it has complied with this Section 12.15.  Notwithstanding the foregoing, either Party may seek emergency or temporary injunctive relief in any court of competent jurisdiction.

12.16 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.17 Specific Performance.

In addition to any and all other remedies that may be available at law or in equity, in the event of any breach or threatened breach of Section 2.5 or ARTICLE 9 of this Agreement NeuroVive and OnCore shall be entitled to seek, without the requirement of a bond be posted, specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

NEUROVIVE PHARMACEUTICAL AB

By:	/s/ Mikael Brönnegård
Name:	Mikael Brönnegård
Title:	Chief Executive Officer

By:	/s/ Greg Batcheller
Name:	Greg Batcheller
Title:	Executive Chairman

ONCORE BIOPHARMA, INC.

By:	/s/ Patrick T. Higgins
Name:	Patrick T. Higgins
Title:	Chief Executive Officer

Schedule 1.43

NeuroVive Patent Rights

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Schedule 1.44

NV556 Structure

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Schedule 9.2

Press Release